CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Reports
Third Quarter 2023 Results
Reports Record-High Third Quarter Patient Volume
Houston, TX, November 7, 2023  – U.S. Physical Therapy, Inc. (“USPH” or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today reported results for the three and nine months ended September 30, 2023.

THIRD QUARTER FINANCIAL HIGHLIGHTS
•
Adjusted EBITDA, a non-Generally Accepted Accounting Principles (“GAAP”) measure, was $18.6 million for the three months ended September 30, 2023 (“2023 Third Quarter”), an increase of $1.6 million from $17.0 million for the three months ended September 30, 2022 (“2022 Third Quarter”). See pages 15 and 16 of this release for the definition and reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

•
Net income attributable to USPH’s shareholders, a GAAP measure, was $9.3 million for the 2023 Third Quarter compared to $9.6 million for the 2022 Third Quarter. In accordance with GAAP, the revaluation of non-controlling interest, net of taxes, is not included in net income but is charged directly to retained earnings; however, this change is included in the computation of earnings per share. Earnings per share were $0.51 for the 2023 Third Quarter as compared to $0.72 for the 2022 Third Quarter.

•
Operating Results per share, a non-GAAP measure, were $0.62 per share for the 2023 Third Quarter as compared to $0.58 for the 2022 Third Quarter. See pages 15 and 16 of this release for the definition and reconciliation of Operating Results per share to the most directly comparable GAAP measure.

•
Net patient revenue from physical therapy operations increased 9.0% to $127.2 million for the 2023 Third Quarter from $116.7 million for the 2022 Third Quarter due primarily to increased volume from the 58 net new clinics added since the comparable prior year period as well as higher visits at the mature clinics, partially offset by lower net rate per patient visit.

•
Average visits per clinic per day was 29.7 in the 2023 Third Quarter, a record-high for a third quarter in the Company’s history, compared to 28.8 average visits per clinic per day in the 2022 Third Quarter. Total patient visits increased 10.8% in the 2023 Third Quarter as compared to the 2022 Third Quarter, with patient visits at mature clinics up 1.3%.

•
Net rate per patient visit was $102.37 in the 2023 Third Quarter compared to $104.01 in the 2022 Third Quarter.  The decrease in net rate was due to the combined Medicare rate reductions in 2022 and 2023.  All other payor categories, including commercial and workers compensation, increased as compared to the prior year.  Net rate per patient visit increased sequentially in the 2023 Third Quarter from the net rate of $102.03 in the second quarter of 2023.

•
Physical therapy total operating costs per patient visit were $84.49 in the 2023 Third Quarter, a decrease of 0.8% from $85.14 in the 2022 Third Quarter. Physical therapy salaries and related costs per visit were $60.35 in the 2023 Third Quarter, a decrease of 1.0% from $60.99 in the 2022 Third Quarter.

•
The Company’s physical therapy gross profit increased 5.4% in the 2023 Third Quarter as compared to the 2022 Third Quarter and has increased 10.9% for the nine months ended September 30, 2023, versus the nine months ended September 30, 2022.

U.S. Physical Therapy Press Release	Page 2
November 7, 2023

•
Industrial injury prevention (“IIP”) services revenue was $19.5 million for the 2023 Third Quarter compared to $20.2 million in the 2022 Third Quarter. IIP services operating margin increased to 22.7% in the 2023 Third Quarter from 21.9% in the 2022 Third Quarter.

•
During the 2023 Third Quarter, the Company added 19 clinics, including the acquisitions described below, and closed three clinics, bringing its total clinic count to 672 as of September 30, 2023, as compared to 614 clinics as of September 30, 2022.

•
On July 31, 2023, the Company acquired a 70% equity interest in a five-clinic practice for a purchase price of $2.1 million, with the current practice owners retaining a 30% equity interest. The business currently generates approximately $2.4 million in annual revenues.

•
On September 29, 2023, the Company acquired 70% equity interests in two physical therapy practices with the current practice owners retaining 30% equity interests for a combined purchase price of $13.9 million. The businesses currently generate approximately $7.2 million in combined annual revenues and approximately 48,000 visits on an annualized basis across five total clinics.

•
On October 31, 2023, the Company, through one of its IIP subsidiaries, acquired an IIP services and ergonomics software business for approximately $4.0 million.  The Company’s IIP subsidiary purchased all of the IIP services business and 55% of the ergonomics software business.  The combined businesses currently generate approximately $2.6 million in annual revenue.

•	On November 6, 2023, the Company’s Board of Directors declared a quarterly dividend of $0.43 per share payable on December 8, 2023, to shareholders of record on November 16, 2023.
•
Management currently expects the Company’s Adjusted EBITDA for 2023 to be within its provided guidance range of $75.0 million to $80.0 million, most likely at the low-to-mid area of such range. The earnings guidance represents projected Adjusted EBITDA from existing operations and excludes future acquisitions. See “2023 Earnings Guidance” below for more information.

MANAGEMENT’S COMMENTS

Chris Reading, Chief Executive Officer, said, “Our team continues to produce excellent results despite the pressure from Medicare rate reductions, inflationary impacts, and an improving but still challenging hiring environment.  Our clinic volumes were once again at record levels in the third quarter and our total operating costs per visit continued to trend below last year.  We also added 19 clinics from acquisitions and de novos during the quarter, and purchased an IIP services and ergonomics software business subsequent to quarter-end that provides us an opportunity to expand the reach of our ergonomics program.  We achieved rate increases in all payor categories other than Medicare in the third quarter and will continue to focus on this initiative to drive greater progress in our net rate as we go forward.”

Carey Hendrickson, Chief Financial Officer, said, “Our balance sheet is in an outstanding position with $149 million of debt fixed at a below-market rate and approximately $120 million of excess cash, mostly from our secondary offering in May, ready for deployment into growth initiatives.”

2023 THIRD QUARTER VERSUS 2022 THIRD QUARTER

Total net revenue for the 2023 Third Quarter was $150.0 million, an increase of 7.5%, compared to $139.6 million for the 2022 Third Quarter.  The following table provides a breakdown of total net revenue.

	Three Months Ended September 30,		Variance
	2023	2022		$	%
Revenue related to:	(in thousands, except percentages)
Mature Clinics (1)	$111,943	$111,598	$345		0.3%
2023 clinic additions	3,598	-	3,598		*	(2)
2022 clinic additions	11,674	3,899	7,775		*	(2)
Clinics sold or closed (3)	28	1,213	(1,185)		*	(2)
Net patient revenue from physical therapy operations	127,243	116,710	10,533		9.0%
Other revenue	889	753	136		18.1%
Physical therapy operations	128,132	117,463	10,669		9.1%
Industrial injury prevention services	19,486	20,155	(669)		(3.3)%
Management contracts	2,389	1,984	405		20.4%
	$150,007	$139,602	$10,405		7.5%

(1)	See Glossary of Terms – Revenue Metrics for the definition.
(2)	Not meaningful.
(3)	Revenue from closed clinics includes revenue from the eight and 16 clinics closed during the nine months ended September 30, 2023 and the year ended December 31, 2022, respectively.

U.S. Physical Therapy Press Release	Page 3
November 7, 2023

•
Revenue from physical therapy operations increased $10.7 million, or 9.1%, to $128.1 million for the 2023 Third Quarter from $117.5 million for the 2022 Third Quarter primarily due to a record-high average visits for a third quarter in the Company’s history, and an increase in volume from the 58 net new clinics added since the comparable prior year period, partially offset by a decrease in net rate per patient visit. The number of patient visits increased 10.8% to 1,242,954 for the 2023 Third Quarter from 1,122,070 in the 2022 Third Quarter, with visits at mature clinics up 1.3% over the same periods.

Net rate per patient visit was $102.37 in the 2023 Third Quarter as compared to $104.01 in the 2022 Third Quarter.  The decrease in net rate was due to the combined Medicare rate reductions in 2022 and 2023.  All other payor categories, including commercial and workers compensation, increased as compared to the prior year.  Net rate per patient visit increased sequentially in the 2023 Third Quarter from the net rate of $102.03 in the second quarter of 2023.

•	IIP services revenue decreased $0.7 million, or 3.3%, to $19.5 million for the 2023 Third Quarter as compared to $20.2 million for the 2022 Third Quarter.

Operating costs were $122.1 million for the 2023 Third Quarter, or 81.4% of net revenue, compared to $112.8 million, or 80.8% of net revenue, for the 2022 Third Quarter. Total physical therapy costs per visit were $84.49 in the 2023 Third Quarter, a decrease of 0.8% from $85.14 in the 2022 Third Quarter.  Salaries and related costs were 59.9% of net revenue for the 2023 Third Quarter versus 58.6% for the 2022 Third Quarter. On a cost per patient visit basis, physical therapy salaries and related costs per visit were $60.35 in the 2023 Third Quarter, a decrease of 1.0% from $60.99 in the 2022 Third Quarter. Rent, supplies, contract labor and other costs as a percentage of total revenue were 20.5% for the 2023 Third Quarter versus 21.3% for the 2022 Third Quarter. The provision for credit losses, as a percentage of total revenue, was 1.0% for both the 2023 Third Quarter and the 2022 Third Quarter.    The following table provides a breakdown of operating costs.

	Three Months Ended September 30,		Variance
	2023	2022	$	%
Operating costs related to:	(In thousands, except percentages)
Mature Clinics (1)	$91,822	$90,811	$1,011	1.1%
2023 Clinic additions	3,395	-	3,395	*	(2)
2022 Clinic additions	9,665	3,482	6,183	*	(2)
Clinics sold or closed (3)	137	1,238	(1,101)	*	(2)
Physical therapy operations	105,019	95,531	9,488	9.9%
Industrial injury prevention services	15,062	15,750	(688)	(4.4)%
Management contracts	1,997	1,537	460	29.9%
	$122,078	$112,818	$9,260	8.2%

(1)	See Glossary of Terms – Revenue Metrics for the definition.
(2)	Not meaningful.
(3)	Operating costs from closed clinics include costs from the eight and 16 clinics closed or sold during the nine months ended September 30, 2023 and the year ended December 31, 2022, respectively.

•
Operating costs from physical therapy operations increased $9.5 million, or 9.9%, to $105.0 million in the 2023 Third Quarter from $95.5 million in the 2022 Third Quarter primarily driven by costs associated with the 58 net new clinics since the comparable prior year period as well as increased patient visits at mature clinics.

•	Operating costs from IIP services were down $0.7 million, or 4.4%, versus the comparable prior year period.

U.S. Physical Therapy Press Release	Page 4
November 7, 2023

Gross profit for the 2023 Third Quarter increased $1.1 million, or 4.3%, to $27.9 million from $26.8 million for the 2022 Third Quarter. Gross profit margin decreased to 18.6% in the 2023 Third Quarter from 19.2% in the 2022 Third Quarter. The following table provides a detailed breakdown of gross profit and related gross profit margins.

	Three Months Ended September 30,
	2023		2022		Variance
	$	Margin %	$	Margin %	$	%
	(In thousands, except percentages)
Physical therapy operations	$23,113	18.0%	$21,932	18.7%	$1,181	5.4%
Industrial injury prevention services	4,424	22.7%	4,405	21.9%	19	0.4%
Management contracts	392	16.4%	447	22.5%	(55)	(12.3)%
Gross profit	$27,929	18.6%	$26,784	19.2%	$1,145	4.3%

Corporate office costs were $12.0 million, or 8.0% of net revenue, for the 2023 Third Quarter compared to $11.9 million, or 8.5% of net revenue, for the 2022 Third Quarter.

Operating income for the 2023 Third Quarter was $15.9 million, or 10.6% of net revenue, and $14.9 million, or 10.7% of net revenue, for the 2022 Third Quarter.

Total other (expense) income, net, was ($0.1) million in the 2023 Third Quarter compared to $1.1 million in the 2022 Third Quarter.
•
Interest expense, net of $0.9 million savings from the interest rate swap arrangement discussed in the “Balance Sheet and Cash Flow” section below, was $2.1 million for the 2023 Third Quarter compared to $2.0 million in the 2022 Third Quarter. The interest rate on the Company’s credit facilities, net of the savings from the interest rate swap, was 4.9% for the 2023 Third Quarter, with an all-in effective interest rate, including all associated costs, of 5.6%.

•
Interest income from investing excess cash (proceeds from the secondary offering sale of the Company’s stock completed in May 2023) in a high-yield savings account was $1.7 million during the 2023 Third Quarter.

•
The Company revalued the contingent earn-out consideration related to acquisitions and recognized $0.2 million as income (a reduction in the related liability) in the 2023 Third Quarter compared to $2.0 million in the 2022 Third Quarter.

•
The revaluation of a put-right liability resulted in $0.1 million of expense (an increase in the related liability) for the 2023 Third Quarter compared to $0.8 million of income for the 2022 Third Quarter. The put-right, which expires in November 2026, relates to the potential future purchase of a company that provides physical therapy and rehabilitation services to hospitals and other ancillary providers in a distinct market area.

The provision for income taxes was $3.6 million in the 2023 Third Quarter compared to $3.2 million during the 2022 Third Quarter. The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interest (effective tax rate) was 27.8% for the 2023 Third Quarter and 25.2% for the 2022 Third Quarter. A computation of our effective income tax rate is as follows:

	Three Months Ended September 30,
	2023	2022
	(In thousands, except percentages)
Income before taxes	$15,779	$16,036

Less: Net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(1,976)	(2,037)
Non-controlling interest - permanent equity	(992)	(1,227)
	(2,968)	(3,264)

Income before taxes less net income attributable to non-controlling interest	12,811	12,772

Provision for income taxes	$3,557	$3,215

Effective income tax rate	27.8%	25.2%

Net income attributable to non-controlling interest (temporary and permanent) was $3.0 million in the 2023 Third Quarter compared to $3.3 million in the 2022 Third Quarter.

U.S. Physical Therapy Press Release	Page 5
November 7, 2023

Adjusted EBITDA, a non-GAAP measure, increased $1.6 million to $18.6 million for the 2023 Third Quarter from $17.0 million in the 2022 Third Quarter while Operating Results, also a non-GAAP measure, increased $1.7 million to $9.2 million, or $0.62 per share, in the 2023 Third Quarter from $7.5 million, or $0.58 per share, in the 2022 Third Quarter.  The increase in both Adjusted EBITDA and Operating Results was primarily associated with clinic additions since the comparable prior year period.  See pages 15 and 16 of this release for the definition and reconciliation of Adjusted EBITDA and Operating Results to the most directly comparable GAAP measure.

NINE MONTHS ENDED SEPTEMBER 30, 2023 VERSUS NINE MONTHS ENDED SEPTEMBER 30, 2022

Total net revenue for nine months ended September 30, 2023 (“2023 Nine Months”) was $450.0 million, an increase of 9.2%, compared to $412.0 million for the nine months ended September 30, 2022 (“2022 Nine Months”).  The table below provides a breakdown of total net revenue.

	Nine Months Ended September 30,		Variance
	2023	2022	$	%
Revenue related to:	(in thousands, except percentages)
Mature Clinics (1)	$340,830	$332,629	$8,201	2.5%
2023 clinic additions	5,888	-	5,888	*	(2)
2022 clinic additions	35,965	7,294	28,671	*	(2)
Clinics sold or closed (3)	421	4,521	(4,100)	*	(2)
Net patient revenue from physical therapy operations	383,104	344,444	38,660	11.2%
Other revenue	2,479	2,523	(44)	(1.7)%
Physical therapy operations	385,583	346,967	38,616	11.1%
Industrial injury prevention services	58,082	58,660	(578)	(1.0)%
Management contracts	6,336	6,335	1	0.0%
	$450,001	$411,962	$38,039	9.2%

(1)	See Glossary of Terms - Revenue Metrics for the definition.
(2)	Not meaningful.
(3)	Revenue from closed clinics includes revenue from the eight and 16 clinics closed or sold during the nine months ended September 30, 2023 and the year ended December 31, 2022, respectively.
•
Revenue from physical therapy operations increased $38.6 million, or 11.1%, to $385.6 million for the 2023 Nine Months from $347.0 million for the 2022 Nine Months primarily due to higher average visits per clinic per day (30.0 for the 2023 Nine Months versus 28.7 for the 2022 Nine Months) and an increase in volume from the 58 net new clinics added since the comparable prior year period, partially offset by a decrease in net rate per visit. The number of patient visits increased 12.2% to 3,737,584 for the 2023 Nine Months from 3,331,143 for the 2022 Nine Months, with patient visits at our mature clinics up 3.2% over the same periods.

Net rate per patient visit decreased to $102.50 in the 2023 Nine Months from $103.40 in the 2022 Nine Months due to the combined Medicare rate reductions in 2022 and 2023, including the discontinuation of sequestration relief on Medicare visits effective in July 2022.

•	Revenue from IIP services decreased slightly to $58.1 million for the 2023 Nine Months as compared to $58.7 million for the 2022 Nine Months.

U.S. Physical Therapy Press Release	Page 6
November 7, 2023

     Operating costs were $359.0 million for the 2023 Nine Months, or 79.8% of net revenue, compared to $327.8 million, or 79.6% of net revenue, for the 2022 Nine Months. Salaries and related costs were 58.4% of net revenue for the 2023 Nine Months versus 57.5% for the 2022 Nine Months. Rent, supplies, contract labor and other costs as a percentage of total revenue were 20.4% for the 2023 Nine Months versus 21.0% for the 2022 Nine Months. The provision for credit losses as a percentage of total revenue was 1.0% in both the 2023 Nine Months and the 2022 Nine Months. On a cost per patient visit basis, physical therapy salaries and related costs per visit were $59.01 for the 2023 Nine Months, a decrease of 0.6% from $59.34 for the 2022 Nine Months.  Total physical therapy costs per visit were $82.35 for the 2023 Nine Months, a decrease of 0.9% from $83.09 for the 2022 Nine Months.  The following table provides a breakdown of operating costs.

	Nine Months Ended September 30,		Variance
	2023	2022	$	%
Operating costs related to:	(In thousands, except percentages)
Mature Clinics (1)	$273,031	$266,324	$6,707	2.5%
2023 Clinic additions	5,701	-	5,701	*	(2)
2022 Clinic additions	28,175	6,597	21,578	*	(2)
Clinics sold or closed (3)	880	3,877	(2,997)	*	(2)
Physical therapy operations	307,787	276,798	30,989	11.2%
Industrial injury prevention services	45,904	45,980	(76)	(0.2)%
Management contracts	5,317	4,991	326	6.5%
	$359,008	$327,769	$31,239	9.5%

(1)	See Glossary of Terms - Revenue Metrics for the definition.
(2)	Not meaningful.
(3)	Operating costs from closed clinics include costs from the eight and 16 clinics closed or sold during the nine months ended September 30, 2023, and the year ended December 31, 2022, respectively.

•
Physical therapy operating costs increased $31.0 million, or 11.2%, to $307.8 million in the 2023 Nine Months from $276.8 million in the 2022 Nine Months primarily driven by costs associated with the 58 net new clinics added since the comparable prior year period as well as the 3.2% increase in patient visits at mature clinics.

•	Operating costs from IIP services decreased slightly to $45.9 million during the 2023 Nine Months from $46.0 million during the 2022 Nine Months.

  Gross profit increased $6.8 million, or 8.1%, to $91.0 million for the 2023 Nine Months from $84.2 million for the 2022 Nine Months. Gross profit margin decreased slightly to 20.2% in the 2023 Nine Months from 20.4% in the 2022 Nine Months. The following table provides a detailed breakdown of gross profit and related gross profit margins.

	Nine Months Ended September 30,
	2023		2022		Variance
	$	Margin %	$	Margin %	$	%
	(In thousands, except percentages)
Physical therapy operations	$77,796	20.2%	$70,169	20.2%	$7,627	10.9%
Industrial injury prevention services	12,178	21.0%	12,680	21.6%	(502)	(4.0)%
Management contracts	1,019	16.1%	1,344	21.2%	(325)	(24.2)%
Gross profit	$90,993	20.2%	$84,193	20.4%	$6,800	8.1%

U.S. Physical Therapy Press Release	Page 7
November 7, 2023

Corporate office costs were $38.1 million, or 8.5% of net revenue, for the 2023 Nine Months compared to $34.2 million, or 8.3% of net revenue, for the 2022 Nine Months. The increase of $3.9 million, or 11.3%, in corporate office costs was primarily due to higher salaries related to merit increases, staff additions to support a larger number of clinics and inflationary and related impacts.

Operating income increased 5.9%, to $52.9 million, or 11.8% of net revenues, for the 2023 Nine Months from $50.0 million, or 12.1% of net revenues, in the 2022 Nine Months.

Total other (expense) income, net, was ($3.7) million during the 2023 Nine Months compared to $1.0 million during the 2022 Nine Months.
•
Interest expense, net of $2.3 million savings from the interest rate swap arrangement discussed in the “Balance Sheet and Cash Flow” section below, was $7.3 million for the 2023 Nine Months compared to $3.5 million in the 2022 Nine Months. The increase in interest expense was primarily due to a higher effective interest rate and increased borrowings to fund acquisitions. The effective interest rate on the Company’s credit facilities, net of the savings from the interest rate swap, was 5.1% for the 2023 Nine Months, with an all-in interest rate, including all associated costs, of 5.7%.

•
Interest income from investing excess cash (proceeds from the secondary offering sale of the Company’s stock completed in May 2023) in a high-yield savings account was $2.2 million during the 2023 Nine Months.

•
The Company revalued the contingent earn-out consideration related to acquisitions and recognized $0.2 million as income (a reduction in the related liability) in the 2023 Nine Months compared to $2.0 million in the 2022 Nine Months.

•
The revaluation of a put-right liability resulted in $0.3 million of expense (an increase in the related liability) for the 2023 Nine Months compared to $0.8 million of income (a decrease in the related liability) for the 2022 Nine Months. The put-right, which expires in November 2026, relates to the potential future purchase of a company that provides physical therapy and rehabilitation services to hospitals and other ancillary providers in a distinct market area.

•
During the 2023 Nine Months, the Company recognized $0.5 million of income received under the Coronavirus Aid, Relief and Economic Security Act (“Relief Funds”). The Relief Funds were received in prior years but were subject to certain compliance requirements which were met in the first quarter of 2023. The Company does not expect to receive or recognize any future Relief Funds. No such income was recognized in the 2022 Nine Months.

The provision for income taxes was $10.8 million for the 2023 Nine Months compared to $11.0 million for the 2022 Nine Months. The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interest (effective tax rate) was 28.1% for the 2023 Nine Months and 27.0% for the 2022 Nine Months. A computation of our effective income tax rate is as follows:

	Nine Months Ended September 30,
	2023	2022
	(In thousands, except percentages)
Income before taxes	$49,270	$51,011

Less: net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(7,616)	(7,220)
Non-controlling interest - permanent equity	(3,314)	(3,288)
	(10,930)	(10,508)

Income before taxes less net income attributable to non-controlling interest	38,340	40,503

Provision for income taxes	$10,757	$10,952

Percentage	28.1%	27.0%

Net income attributable to non-controlling interest (temporary and permanent) was $10.9 million for the 2023 Nine Months and $10.5 million for the 2022 Nine Months.

Adjusted EBITDA, a non-GAAP measure, was $58.7 million for the 2023 Nine Months, an increase of $2.9 million from $55.8 million for the 2022 Nine Months.  The increase in Adjusted EBITDA was primarily associated with clinic additions since the comparable prior year period, partially offset by higher corporate office costs.

Operating Results, a non-GAAP measure, was $27.4 million, or $1.97 per share, in the 2023 Nine Months as compared to $27.5 million, or $2.12 per share, in the 2022 Nine Months.

See pages 15 and 16 of this release for the definition and reconciliation of Adjusted EBITDA and Operating Results to the most directly comparable GAAP measure.

U.S. Physical Therapy Press Release	Page 8
November 7, 2023

BALANCE SHEET AND CASH FLOW

Total cash and cash equivalents were $147.7 million as of September 30, 2023, compared to $31.6 million as of December 31, 2022. Additionally, the Company had $145.3 million of outstanding borrowings and $175.0 million in available credit under its credit facilities as of September 30, 2023, compared to $179.1 million of outstanding borrowings and $144.0 million in available credit under its credit facilities as of December 31, 2022.

On May 30, 2023, the Company completed a secondary offering of its common stock resulting in net proceeds of $163.6 million after deducting fees associated with the transaction. A portion of the net proceeds was used to repay the $35.0 million then outstanding under the Company’s credit facility while the remainder is expected to be used primarily for acquisitions. The Company’s cash is currently invested in a high-yield savings account which generated interest income of approximately $2.1 million in the 2023 Nine Months.

During the 2023 Nine Months, $55.1 million of cash was provided by operating activities, $36.6 million was used in investing activities, and $97.5 million was provided by financing activities. The major uses of cash for investing activities included: purchase of majority interest in businesses ($23.0 million), purchase of non-controlling interests from existing partners ($8.1 million) and purchase of fixed assets ($7.1 million), while cash provided by financing activities included: proceeds from the secondary offering discussed above ($163.6 million) offset by net payments of borrowings under our credit facilities ($33.8 million), dividends paid to shareholders ($17.7 million), and distributions to non-controlling interests ($11.8 million).

The Company entered into an interest rate swap effective on June 30, 2022, which will mature on June 30, 2027.  It has a $150.0 million notional value adjusted concurrently with scheduled principal payments made on the Company’s term loan. On September 30, 2023, the fair value of the interest rate swap was $7.7 million as compared to $5.4 million on December 31, 2022. The fair value of the interest rate swap is included in other assets (current and long term) in the accompanying consolidated balance sheet while the increase in fair value is presented as unrealized gain in the accompanying consolidated statements of comprehensive income. The interest rate swap arrangement has generated $2.3 million in interest savings since its inception. The average interest rate for the term loan during the 2023 Nine Months was 4.9%.
RECENT ACQUISITIONS

On July 31, 2023, the Company acquired a 70% equity interest in a five-clinic practice for a purchase price of $2.1 million, with the current practice owners retaining a 30% equity interest. The business currently generates approximately $2.4 million in annual revenues.
On September 29, 2023, the Company acquired 70% equity interests in two practices with the current practice owners retaining 30% equity interests for a combined purchase price of $13.9 million.  The businesses currently generate approximately $7.2 million in combined annual revenues and approximately 48,000 visits on an annualized basis across five total clinics.
On October 31, 2023, the Company, through one of its IIP subsidiaries, acquired an IIP services and ergonomics software business for approximately $4.0 million.  The Company’s IIP subsidiary purchased all of the IIP services business and 55% of the ergonomics software business.  The businesses currently generate approximately $2.6 million in annual revenue.
The Company’s strategy is to continue acquiring outpatient physical therapy practices, develop outpatient physical therapy clinics as satellites in existing partnerships, and continue acquiring companies that provide or serve the Company’s industrial injury prevention services.

QUARTERLY DIVIDEND

On November 6, 2023, the Company’s Board of Directors declared a quarterly dividend of $0.43 per share payable on December 8, 2023, to shareholders of record on November 16, 2023.

2023 EARNINGS GUIDANCE

Management currently expects the Company’s Adjusted EBITDA for 2023 to be within its previously provided guidance range of $75.0 million to $80.0 million, most likely in the low-to-mid area of such range.  Management expects continued strong patient visits through the end of the year.  Where the Company falls within the range will depend largely on the ultimate strength of volumes in the fourth quarter, and the extent of growth in net rate from the third to the fourth quarter.  Please note that the earnings guidance represents projected Adjusted EBITDA from existing operations and excludes future acquisitions.  The annual guidance figures will not be updated unless there is a material development that causes management to believe that Adjusted EBITDA will be significantly outside the given range.

CONFERENCE CALL INFORMATION

U.S. Physical Therapy’s management will host a conference call at 10:30 a.m. ET / 9:30 a.m. CT, on November 8, 2023 to discuss the Company’s financial results for the three and nine months ended September 30, 2023. Interested parties may participate in the call by dialing (800) 274-8461 (Primary) or (203) 518-9814 (Alternate) and conference ID of USPHQ323. Please call in approximately 10 minutes before the call is scheduled to begin. To listen to the live call, go to the Company’s website at  www.usph.com at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, a playback of the conference call can be accessed until February 6, 2024 at the Company’s website.

U.S. Physical Therapy Press Release	Page 9
November 7, 2023

FORWARD LOOKING STATEMENTS
This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;
•	the impact of future public health crises and epidemics/pandemics, such as was the case with the novel strain of COVID-19 and its variants;
•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	changes in reimbursement rates or payment methods from third party payors including government agencies, and changes in the deductibles and co-pays owed by patients;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•	one of our acquisition agreements contains a put right related to a future purchase of a majority interest in a separate company;
•	the impact of future vaccinations and/or testing mandates at the federal, state and/or local level, which could have an adverse impact on staffing, revenue, costs and the results of operations;
•	our debt and financial obligations could adversely affect our financial condition, our ability to obtain future financing and our ability to operate our business;
•	changes as the result of government enacted national healthcare reform;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third party payor inspections, reviews, investigations and audits, which may result in sanctions or reputational harm and increased costs;
•	revenue and earnings expectations;
•	some of our acquisition agreements contain contingent consideration, the value of which may impact future financial results;
•	legal actions, which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions, including but not limited to inflationary and recessionary periods;
•
actual or perceived events involving banking volatility or limited liability, defaults or other adverse developments that affect the U.S. or international financial systems, may result in market wide liquidity problems which could have a material and adverse impact on our available cash and results of operations;

•	our business depends on hiring, training, and retaining qualified employees
•	availability and cost of qualified physical therapists;
•
competitive environment in the industrial injury prevention services business, which could result in the termination or non-renewal of contractual service arrangements and other adverse financial consequences for that service line;

•	acquisitions, and the successful integration of the operations of the acquired businesses;
•	impact on the business and cash reserves resulting from retirement or resignation of key partners and resulting purchase of their non-controlling interest (minority interests);
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
•
a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 of the Health Information Technology for Economic and Clinical Health Act;

•
maintaining clients for which we perform management, industrial injury prevention related services, and other services, as a breach or termination of those contractual arrangements by such clients could cause operating results to be less than expected;

•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

U.S. Physical Therapy Press Release	Page 10
November 7, 2023

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. For additional information regarding these and other risks and uncertainties, that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) on February 28, 2023 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.
GLOSSARY OF TERMS – REVENUE METRICS

Mature clinics are clinics opened or acquired prior to January 1, 2022, and are still operating as of the balance sheet date.

Net rate per patient visit is net patient revenue related to our physical therapy operations divided by total number of patient visits (defined below) during the periods presented.

Patient visits is the number of unique patient visits during the periods presented.

Average visits per day per clinic is patient visits divided by the number of days in which normal business operations were conducted during the periods presented and further divided by the average number of clinics in operation during the periods presented.

ABOUT U.S. PHYSICAL THERAPY, INC.

Founded in 1990, U.S. Physical Therapy, Inc. currently operates 675 outpatient physical therapy clinics in 42 states. The Company’s clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 42 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention services business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 11
November 7, 2023

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022

Net patient revenue	$127,243	$116,710	$383,104	$344,444
Other revenue	22,764	22,892	66,897	67,518
Net revenue	150,007	139,602	450,001	411,962
Operating cost:
Salaries and related costs	89,846	81,786	262,757	236,874
Rent, supplies, contract labor and other	30,707	29,696	91,651	86,703
Provision for credit losses	1,525	1,336	4,600	4,192
Total operating cost	122,078	112,818	359,008	327,769

Gross profit	27,929	26,784	90,993	84,193

Corporate office costs	12,048	11,889	38,052	34,186
Operating income	15,881	14,895	52,941	50,007

Other (expense) income
Interest expense, debt and other	(2,101)	(2,013)	(7,293)	(3,540)
Interest income	1,673	-	2,191	-
Change in fair value of contingent earn-out consideration	187	2,000	197	2,000
Change in revaluation of put-right liability	(145)	785	(344)	771
Equity in earnings of unconsolidated affiliate	206	304	806	983
Relief Funds	-	-	467	-
Other	78	65	305	790
Total other (expense) income	(102)	1,141	(3,671)	1,004
Income before taxes	15,779	16,036	49,270	51,011

Provision for income taxes	3,557	3,215	10,757	10,952
Net income	12,222	12,821	38,513	40,059

Less: Net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(1,976)	(2,037)	(7,616)	(7,220)
Non-controlling interest - permanent equity	(992)	(1,227)	(3,314)	(3,288)
	(2,968)	(3,264)	(10,930)	(10,508)

Net income attributable to USPH shareholders	$9,254	$9,557	$27,583	$29,551

Basic and diluted earnings per share attributable to USPH shareholders (1)	$0.51	$0.72	$1.72	$2.27

Shares used in computation - basic and diluted	14,987	13,001	13,918	12,979

Dividends declared per common share	$0.43	$0.41	$1.29	$1.23

(1)	See page 16 for the calculation of basic and diluted earnings per share.

U.S. Physical Therapy Press Release	Page 12
November 7, 2023

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(IN THOUSANDS)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022

Net income	$12,222	$12,821	$38,513	$40,059
Other comprehensive loss
Unrealized gain on cash flow hedge	1,276	6,473	2,340	5,942
Tax effect at statutory rate (federal and state)	(326)	(1,654)	(598)	(1,518)
Comprehensive income	$13,172	$17,640	$40,255	$44,483

Comprehensive income attributable to non-controlling interest	(2,968)	(3,264)	(10,930)	(10,508)
Comprehensive income attributable to USPH shareholders	$10,204	$14,376	$29,325	$33,975

U.S. Physical Therapy Press Release	Page 13
November 7, 2023

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

	September 30, 2023	December 31, 2022
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$147,685	$31,594
Patient accounts receivable, less allowance for credit losses of $2,847 and $2,829, respectively	52,958	51,934
Accounts receivable - other	18,469	16,671
Other current assets	9,387	11,067
Total current assets	228,499	111,266
Fixed assets:
Furniture and equipment	64,507	62,074
Leasehold improvements	46,212	42,877
Fixed assets, gross	110,719	104,951
Less accumulated depreciation and amortization	84,651	80,203
Fixed assets, net	26,068	24,748
Operating lease right-of-use assets	102,665	103,004
Investment in unconsolidated affiliate	12,256	12,131
Goodwill	522,907	494,101
Other identifiable intangible assets, net	112,112	108,755
Other assets	5,679	4,149
Total assets	$1,010,186	$858,154

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTEREST
Current liabilities:
Accounts payable - trade	$4,509	$3,300
Accounts payable - due to seller of acquired business	-	3,204
Accrued expenses	35,846	37,413
Current portion of operating lease liabilities	34,446	33,709
Current portion of term loan and notes payable	7,555	7,863
Total current liabilities	82,356	85,489
Notes payable, net of current portion	2,037	1,913
Revolving facility	-	31,000
Term loan, net of current portion and deferred financing costs	139,459	142,918
Deferred taxes	26,487	21,303
Operating lease liabilities, net of current portion	76,884	77,934
Other long-term liabilities	14,758	13,029
Total liabilities	341,981	373,586

Redeemable non-controlling interest - temporary equity	174,697	167,515

Commitments and Contingencies

U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 17,202,053 and 15,216,326 shares issued, respectively	172	152
Additional paid-in capital	279,124	110,317
Accumulated other comprehensive gain	5,746	4,004
Retained earnings	238,557	232,948
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	491,971	315,793
Non-controlling interest - permanent equity	1,537	1,260
Total USPH shareholders' equity and non-controlling interest - permanent equity	493,508	317,053
Total liabilities, redeemable non-controlling interest,
USPH shareholders' equity and non-controlling interest - permanent equity	$1,010,186	$858,154

U.S. Physical Therapy Press Release	Page 14
November 7, 2023

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
	Nine Months Ended
	September 30, 2023	September 30, 2022
OPERATING ACTIVITIES
Net income including non-controlling interest	$38,513	$40,059
Adjustments to reconcile net income including non-controlling interest to net cash provided by operating activities:
Depreciation and amortization	11,582	10,950
Provision for credit losses	4,600	4,192
Equity-based awards compensation expense	5,451	5,462
Change in deferred income taxes	5,393	6,077
Change in revaluation of put-right liability	344	(771)
Change in fair value of contingent earn-out consideration	(197)	(2,000)
Equity of earnings in unconsolidated affiliate	(806)	(983)
Gain on sale of clinics and fixed assets	(106)	(643)
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(5,415)	(7,585)
Increase in accounts receivable - other	(1,631)	(4,551)
Increase (decrease) in other current and long term assets	2,489	(4,273)
Decrease in accounts payable and accrued expenses	(5,609)	(4,568)
Increase (decrease) in other long-term liabilities	535	(128)
Net cash provided by operating activities	55,143	41,238

INVESTING ACTIVITIES
Purchase of fixed assets	(7,074)	(7,290)
Purchase of majority interest in businesses, net of cash acquired	(22,994)	(18,573)
Purchase of redeemable non-controlling interest, temporary equity	(7,804)	(14,096)
Purchase of non controlling interest-permanent equity	(262)	(280)
Proceeds on sale of partnership interest, clinics and fixed assets	7	740
Proceeds on sale of non-controlling interest, permanent equity	30
Proceeds on sale of partnership interest - redeemable non-controlling interest, temporary equity	815	401
Distributions from unconsolidated affiliate	681	1,220
Net cash used in investing activities	(36,601)	(37,878)

FINANCING ACTIVITIES
Distributions to non-controlling interest, permanent and temporary equity	(11,777)	(11,760)
Cash dividends paid to shareholders	(17,683)	(15,990)
Proceeds from revolving facility	24,000	61,000
Proceeds from term loan	-	150,000
Proceeds from issuance of common stock pursuant to the secondary public offering, net of issuance costs	163,646	-
Payments on revolving facility	(55,000)	(175,000)
Principal payments on notes payable	(2,874)	(496)
Payments on term loan	(2,813)	(1,779)
Other	50	12
Net cash provided by financing activities	97,549	5,987

Net decrease in cash and cash equivalents	116,091	9,347
Cash and cash equivalents - beginning of period	31,594	28,567
Cash and cash equivalents - end of period	$147,685	$37,914

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$2,731	$7,529
Interest paid	$6,992	$2,159
Non-cash investing and financing transactions during the period:
Purchase of businesses - seller financing portion	$1,860	$824
Notes payable related to purchase of redeemable non-controlling interest, temporary equity	$1,017	$1,074
Notes receivable related to sale of redeemable non-controlling interest, temporary equity	$3,064	$1,580
Notes payable related to the purchase of non-controlling interest, permanent equity	$200	$576
Notes receivable related to the sale of non-controlling interest, permanent equity	$397	$-

U.S. Physical Therapy Press Release	Page 15
November 7, 2023

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND OPERATING RESULTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(unaudited)

The following tables provide details of the basic and diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Adjusted EBITDA and Operating Results. Management believes providing Adjusted EBITDA and Operating Results to investors is useful information for comparing the Company's period-to-period results.

Adjusted EBITDA, a non-GAAP measure, is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, amortization, change in fair value of contingent earn-out consideration, Relief Funds, changes in revaluation of put-right liability, equity-based awards compensation expense, and related portions for non-controlling interests.

Operating Results, a non-GAAP measure, equals net income attributable to USPH shareholders less changes in revaluation of put-right liability, Relief Funds, changes in fair value of contingent earn-out consideration, and any allocations to non-controlling interests, all net of taxes. Operating Results per share also exclude the impact of the revaluation of redeemable non-controlling interest and the associated tax impact.

Management uses Adjusted EBITDA and Operating Results, which eliminates certain items described above that can be subject to volatility and unusual costs, as the principal measures to evaluate and monitor financial performance period over period.Management believes that Adjusted EBITDA and Operating Results are useful measures for investors to use in comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have redeemable instruments and therefore have different equity structures.

Adjusted EBITDA and Operating Results are not measures of financial performance under GAAP. Adjusted EBITDA and Operating Results should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

U.S. Physical Therapy Press Release	Page 16
November 7, 2023

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA, EARNINGS PER SHARE AND OPERATING RESULTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022*
	(In thousands, except per share data)
Adjusted EBITDA
Net income attributable to USPH shareholders	$9,254	$9,557	$27,583	$29,551
Adjustments:
Provision for income taxes	3,557	3,215	10,757	10,953
Depreciation and amortization	3,966	3,652	11,582	10,950
Interest expense, debt and other	2,101	2,013	7,293	3,540
Equity-based awards compensation expense	1,859	1,802	5,451	5,462
Change in revaluation of put-right liability	145	(785)	344	(771)
Change in fair value of contingent earn-out consideration	(187)	(2,000)	(197)	(2,000)
Interest income	(1,673)	-	(2,191)	-
Other (income) expense	(78)	(65)	(305)	(790)
Relief Funds	-	-	(467)	-
Allocation to non-controlling interests	(358)	(402)	(1,119)	(1,098)
Adjusted EBITDA (a non-GAAP measure)	$18,586	$16,987	$58,731	$55,797

Operating Results
Net income attributable to USPH shareholders	$9,254	$9,557	$27,583	$29,551
Adjustments:
Change in fair value of contingent earn-out consideration	(187)	(2,000)	(197)	(2,000)
Change in revaluation of put-right liability	145	(785)	344	(771)
Relief Funds	-	-	(467)	-
Allocation to non-controlling interest	-		33
Tax effect at statutory rate (federal and state)	11	711	73	708
Operating Results (a non-GAAP measure)	$9,223	$7,483	$27,369	$27,488

Operating Results per share (a non-GAAP measure)	$0.62	$0.58	$1.97	$2.12

Earnings per share
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$9,254	$9,557	$27,583	$29,551
Charges to retained earnings:
Revaluation of redeemable non-controlling interest	(2,242)	(196)	(4,988)	(193)
Tax effect at statutory rate (federal and state)	573	50	1,274	49
	$7,585	$9,411	$23,869	$29,407

Earnings per share (basic and diluted)	$0.51	$0.72	$1.72	$2.27

Shares used in computation - basic and diluted	14,987	13,001	13,918	12,979

* Revised to conform to current year presentation.

U.S. Physical Therapy Press Release	Page 17
November 7, 2023

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
REVENUE METRICS

	Number of Clinics		Net Rate Per Patient Visit (1)		Patient Visits (1)		Average Visits Per Day Per Clinic (1)
	2023	2022	2023	2022	2023	2022	2023	2022
First quarter	647	601	$103.12	$103.00	1,227,490	1,063,519	29.8	27.9
Second quarter	656	608	$102.03	$103.18	1,267,140	1,145,554	30.4	29.5
Third quarter	672	614	$102.37	$104.01	1,242,954	1,122,070	29.7	28.8
Fourth quarter		640		$104.28		1,152,139		29.1

(1)	See definition of the metrics above in the Glossary of Terms – Revenue Metrics on page 10.